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                                                                  Exhibit (l)(5)


                               PURCHASE AGREEMENT
                               ------------------

        Excelsior Funds Trust (the "Company"), a Delaware business trust, and Edgewood Services, Inc. ("Edgewood"), a New York corporation, hereby agree with each other as follows:

        1. The Company hereby offers Edgewood and Edgewood hereby purchases ____ shares of the Institutional Shares Class and ____ shares of the Shares Class of the Enhanced Tax Managed International Fund and ____ shares of the Shares Class of the Equity Income Fund of the Company at $7 per share (collectively, the "Shares"). The Company hereby acknowledges receipt from Edgewood of funds in the total amount of $_____ in full payment for the Shares.

        2. Edgewood represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

        IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 30th day of September, 2003.



                                            EXCELSIOR FUNDS TRUST



                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:


                                            EDGEWOOD SERVICES, INC.



                                            By:
                                               ---------------------------------
                                            Name:
                                            Title: